Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, July 15, 2015 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record second quarter 2015 earnings of $1.4 million or $0.27 per diluted share an increase of $230 thousand from $1.1 million or $0.23 per diluted share during the second quarter of 2014. For the six months ended June 30, 2015, Plumas Bancorp (the “Company”) reported an increase in net income of $503 thousand or 24%, from $2.1 million during the first six months of 2014 to $2.6 million during the six months ended June 30, 2015. Earnings per diluted share increased from $0.42 during the first six months of 2014 to $0.51 during the six months ended June 30, 2015.

Financial Highlights

June 30, 2015 compared to June 30, 2014

●	Total assets increased by $36.4 million, or 7%, to $558 million.
●	Net loans increased by $36.2 million, or 10%, to $389 million at June 30, 2015 compared to $353 million at June 30, 2014.
●	Total deposits increased by $36.7 million to $493 million at June 30, 2015.
●	Nonperforming loans decreased by $1.8 million from $6.9 million at June 30, 2014 to $5.1 million at June 30, 2015.
●	Nonperforming assets decreased by $2.7 million from $10.8 million at June 30, 2014 to $8.1 million at June 30, 2015.
●	The ratio of nonperforming loans to total loans decreased from 1.93% to 1.29% and the ratio of nonperforming assets to total assets decreased from 2.07% to 1.46%
●	Annualized net charges-offs as a percent of average loans declined from 0.36% to 0.14%.
●	Total common equity increased by $5.4 million to $39.0 million.

Three months ended June 30, 2015 compared to June 30, 2014

●	Net income increased by $230 thousand, or 20%, to $1.4 million.
●	Diluted earnings per share increased by 4 cents or 17%, to 27 cents.
●	Annualized return on average assets increased from 0.87% to 0.99%.
●	Annualized return on equity increased from 13.6% to 13.9%
●	Income before provision for taxes increased by $343 thousand to $2.2 million.
●	Net interest income increased by $579 thousand, or 12%, to $5.3 million.
●	Net interest margin increased to 4.26% from 4.04%.

Six months ended June 30, 2015 compared to June 30, 2014

●	Net income increased by $503 thousand or 24% to $2.6 million and diluted EPS by $0.09, or 21%, from $0.42 to $0.51.
●	Annualized return on average assets increased from 0.80% to 0.94%.
●	Annualized return on equity increased from 12.8% to 13.5%.
●	Income before provision for taxes increased by $799 thousand to $4.2 million.
●	Net interest income increased by $974 thousand, or 10%, to $10.3 million.
●	Net interest margin increased to 4.16% from 4.02%.

Plumas Bancorp and Plumas Bank President and Chief Executive Officer, Andrew J. Ryback, remarked, “The Board of Directors, executives and I are very pleased to announce that the Company achieved record earnings in the second quarter. More specifically, net income of $1.4 million and $2.6 million represent the highest level of earnings, for the second quarter and first six months, in the Company’s history. In addition, the $1.4 million earned during the second quarter of 2015 represents the second highest quarterly net income in the Company’s history. These results were achieved through growth in both loans and core deposits, increasing levels of non-interest income, disciplined control over non-interest expense and continued improvements in credit quality.”

Richard L. Belstock, executive vice president and chief financial officer, stated, “During the second quarter, net interest margin increased by 22 basis points to 4.26%. This improvement in margin was the result of two things: First, we paid off our higher-rate $7.5 million subordinated debenture resulting in a decrease in interest expense of $157 thousand. Second, we experienced an increase in yield on interest earning assets from 4.41% during the second quarter of 2014 to 4.49% during the current quarter.”

Ryback added, “In recent months our team has been working on two expansion projects that support our strategic goals of expanding our footprint and increasing our market share. In April, we announced the signing of a Purchase and Assumption agreement to acquire the Redding branch of Rabobank, N.A.. We are pleased to announce that we received regulatory approval for this transaction on July 7, 2015. Plumas Bank’s relocation to the new office, located at 1335 Hilltop Drive, is expected to be finalized on July 31, 2015. We are thrilled to have the opportunity to serve new clients in the Redding market and we look forward to continuing to develop our presence in Redding and the surrounding area in the years ahead.”

“In May,” Ryback continued, “we announced plans for expansion into Reno, Nevada with a full-service branch which is scheduled to open in the fourth quarter. A dynamic, second-generation Reno native has joined our team and will manage the new office. Renovation is underway at the newly purchased building which is located at 5050 Meadowood Mall Circle.”

Ryback concluded, “As evidenced by recent results of operations, our Company’s management team has been focused on and committed to executing our strategic plan and this commitment has yielded growing profitability and increased shareholder value. We believe that the Company is well positioned to produce solid core results for the remainder of 2015.”

Asset Quality

Nonperforming loans at June 30, 2015 were $5.1 million, a decrease of $1.8 million, or 26%, from the $6.9 million balance at June 30, 2014. Nonperforming loans as a percentage of total loans decreased to 1.29% at June 30, 2015, down from 1.93% at June 30, 2014. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings (“OVO”)) at June 30, 2015 were $8.1 million, down 25% from $10.8 million at June 30, 2014. Nonperforming assets as a percentage of total assets decreased to 1.5% at June 30, 2015 down from 2.1% at June 30, 2014.

Related primarily to an increase in loan balances during the comparison periods, the provision for loan losses increased by $150 thousand from $450 thousand during the six months ended June 30, 2014 to $600 thousand in the current period.

Net charge-offs totaled $271 thousand during the six months ended June 30, 2015 and $610 thousand during the same period in 2014. Net charge-offs as a percentage of average loans decreased from 0.36% during the six months ended June 30, 2014 to 0.14% during the current period. The allowance for loan losses totaled $5.8 million at June 30, 2015 and $5.4 million at June 30, 2014. Consistent with the improvement in asset quality, the allowance for loan losses as a percentage of total loans decreased slightly from 1.50% at June 30, 2014 to 1.47% at June 30, 2015.

Loans, Deposits, Investments and Cash

Net loans increased by $36.2 million, or 10%, from $353 million at June 30, 2014 to $389 million at June 30, 2015. The Company continues its focus on growing loan balances through a balanced and diversified approach. The two largest areas of growth in the Company’s loan portfolio were $13.1 million in commercial real estate loans and $9.4 million in automobile loans. Additionally, construction and land development loans increased by $5.7 million to $26.6 million, agricultural loans increased by $6.4 million and commercial loans increased by $3.6 million. Construction and land development loans represented 6.8% and 5.9% of the loan portfolio as of June 30, 2015 and June 30, 2014, respectively.

Core deposit growth remains strong. Total deposits were $493 million at June 30, 2015, up $36.7 million from the June 30, 2014 balance of $457 million. Non-interest bearing demand deposits increased by $20.1 million, interest bearing transaction accounts (NOW) increased by $4.7 million and savings and money market accounts increased by $18.3 million. However, time deposits declined by $6.4 million. We attribute the reduction in time deposits to the unusually low interest rate environment as we have seen a movement out of time deposits into more liquid deposit types.

Total investment securities declined by $744 thousand from $90.8 million at June 30, 2014 to $90.0 million as of June 30, 2015. Cash and due from banks increased by $1.3 million from $40.0 million at June 30, 2014 to $41.3 million at June 30, 2015. Included in cash and due from banks at June 30, 2015 and June 30, 2014 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $13.6 million and $17.2 million, respectively.

Shareholders’ Equity

Total shareholders’ equity increased by $5.4 million from $33.6 million at June 30, 2014 to $39.0 million at June 30, 2015 related to earnings during the twelve month period of $5.2 million, a decrease in net unrealized loss on investment securities of $86 thousand, and stock option activity.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $5.3 million for the three months ended June 30, 2015, an increase of $579 thousand, or 12%, from $4.7 million for the same period in 2014. The increase in net interest income includes an increase of $429 thousand in interest income and a decline of $150 thousand in interest expense. The largest component of the increase in interest income was a $390 thousand increase in interest and fees on loans related to growth in the loan portfolio. The reduction in interest expense is related to the payoff of the Bancorp’s subordinated debenture in April, 2015. Related to an increase in loans as a percentage of interest earning assets, an increase in yield on investment securities and the payoff of the subordinated debenture, net interest margin for the three months ended June 30, 2015 increased 22 basis points, or 5%, to 4.26%, up from 4.04% for the same period in 2014.

Net interest income, on a nontax-equivalent basis, for the six months ended June 30, 2015 was $10.3 million, an increase of $974 thousand from the $9.3 million earned during the same period in 2014. The increase in net interest income includes an increase of $795 thousand in interest income and a decline of $179 thousand in interest expense. Net interest margin for the six months ended June 30, 2015 increased 14 basis points, or 3%, to 4.16%, up from 4.02% for the same period in 2014.

Non-Interest Income and Expense

During the three months ended June 30, 2015 non-interest income decreased by $71 thousand to $1.8 million down from $1.9 million during the three months ended June 30, 2014. The largest component of this decrease was a decline in gain on sale of SBA loans of $127 thousand from $444 thousand during the 2014 quarter to $317 thousand during the three months ended June 30, 2015. Service charge income decreased by $58 thousand most of which was related to a reduction in NSF and overcharge income which we attribute to improved economic conditions as well as working with our customers to help them reduce NSF activity. Partially offsetting these reductions was a $96 thousand increase in dividends from the Federal Home Loan Bank of San Francisco (FHLB). During June 2015 Plumas Bank was paid an $88 thousand one-time special dividend by the FHLB.

During the six months ended June 30, 2015 non-interest income totaled $3.9 million an increase of $285 thousand from the six months ended June 30, 2014. The largest components of this increase were an increase of $198 thousand in gain on sale of SBA loans and an increase in FHLB dividends of $101 thousand. The largest reduction in non-interest income was $102 thousand in NSF and overcharge income.

During the three months ended June 30, 2015, total non-interest expense increased by $165 thousand, or 4%, to $4.6 million, up from $4.5 million for the comparable period in 2014. While the Company continued to experience declines in several categories of non-interest expense, these were offset by increases in other items the largest of which was $172 thousand in the provision from change in OREO valuation. OREO represents real property taken by the Bank either through foreclosure or through a deed in lieu thereof from the borrower. When other real estate is acquired, any excess of the Bank’s recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, less costs to sell, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for subsequent losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or from impairment are recorded as incurred. The provision from change in OREO valuation increased from $0 during the second quarter of 2014 to $172 thousand during the current quarter

During the six months ended June 30, 2015, total non-interest expense increased by $310 thousand, or 3%, to $9.3 million, up from $9.0 million for the comparable period in 2014. The largest components of this increase were $382 thousand in salary and benefit expense and $104 thousand in professional fees. The largest declines in non-interest expense were $156 thousand in occupancy and equipment costs and $128 thousand in OREO expenses.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of June 30,
			Dollar	Percentage
	2015	2014	Change	Change
ASSETS
Cash and due from banks	$41,333	$39,992	$1,341	3.4%
Investment securities	90,024	90,768	(744)	-0.8%
Loans, net of allowance for loan losses	388,786	352,554	36,232	10.3%
Premises and equipment, net	12,296	12,053	243	2.0%
Bank owned life insurance	12,016	11,676	340	2.9%
Real estate and vehicles acquired through foreclosure	3,052	3,914	(862)	-22.0%
Accrued interest receivable and other assets	10,080	10,277	(197)	-1.9%
Total assets	$557,587	$521,234	$36,353	7.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$493,368	$456,716	$36,652	8.0%
Accrued interest payable and other liabilities	9,888	10,225	(337)	-3.3%
Note payable	5,000	3,000	2,000	66.7%
Subordinated debentures	-	7,374	(7,374)	-100.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	518,566	487,625	30,941	6.3%
Shareholders’ equity	39,021	33,609	5,412	16.1%
Total liabilities and shareholders’ equity	$557,587	$521,234	$36,353	7.0%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2015	2014	Dollar Change	Percentage Change
Interest income	$5,594	$5,165	$429	8.3%
Interest expense	277	427	(150)	-35.1%
Net interest income before provision for loan losses	5,317	4,738	579	12.2%
Provision for loan losses	300	300	-	0.0%
Net interest income after provision for loan losses	5,017	4,438	579	13.0%
Non-interest income	1,822	1,893	(71)	-3.8%
Non-interest expense	4,629	4,464	165	3.7%
Income before income taxes	2,210	1,867	343	18.4%
Provision for income taxes	855	742	113	15.2%
Net income	$1,355	$1,125	$230	20.4%

Basic earnings per share	$0.28	$0.23	$0.05	21.7%
Diluted earnings per share	$0.27	$0.23	$0.04	17.4%

FOR THE SIX MONTHS ENDED JUNE 30,	2015	2014	Dollar Change	Percentage Change
Interest income	$10,970	$10,176	$795	7.8%
Interest expense	676	856	(179)	-20.9%
Net interest income before provision for loan losses	10,294	9,320	974	10.5%
Provision for loan losses	600	450	150	33.3%
Net interest income after provision for loan losses	9,694	8,870	824	9.3%
Non-interest income	3,867	3,582	285	8.0%
Non-interest expense	9,335	9,025	310	3.4%
Income before income taxes	4,226	3,427	799	23.3%
Provision for income taxes	1,656	1,360	296	21.8%
Net income	$2,570	$2,067	$503	24.3%

Basic earnings per share	$0.53	$0.43	$0.10	23.3%
Diluted earnings per share	$0.51	$0.42	$0.09	21.4%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

(Unaudited)

	June 30,
	2015	2014
QUARTERLY AVERAGE BALANCES
Assets	$550,818	$519,258
Earning assets	$500,246	$469,882
Investments	$91,381	$89,397
Loans	$386,924	$351,904
Deposits	$484,719	$454,640
Equity	$39,008	$33,124

CREDIT QUALITY DATA
Allowance for loan losses	$5,780	$5,358
Allowance for loan losses as a percentage of total loans	1.47%	1.50%
Nonperforming loans	$5,078	$6,890
Nonperforming assets	$8,130	$10,804
Nonperforming loans as a percentage of total loans	1.29%	1.93%
Nonperforming assets as a percentage of total assets	1.46%	2.07%
Year-to-date net charge-offs	$271	$610
Year-to-date net charge-offs as a percentage of average loans, annualized	0.14%	0.36%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.28	$0.23
Diluted earnings per share for the quarter	$0.27	$0.23
Quarterly weighted average shares outstanding	4,813	4,792
Quarterly weighted average diluted shares outstanding	5,069	4,958
Basic earnings per share, year-to-date	$0.53	$0.43
Diluted earnings per share, year-to-date	$0.51	$0.42
Year-to-date weighted average shares outstanding	4,806	4,790
Year-to-date weighted average diluted shares outstanding	5,058	4,944
Book value per common share	$8.09	$7.01
Total shares outstanding	4,821	4,795

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	13.9%	13.6%
Annualized return on average assets	0.99%	0.87%
Net interest margin	4.26%	4.04%
Efficiency ratio	64.8%	67.3%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	13.5%	12.8%
Annualized return on average assets	0.94%	0.80%
Net interest margin	4.16%	4.02%
Efficiency ratio	65.9%	70.0%
Loan to Deposit Ratio	79.6%	78.0%

PLUMAS BANK CAPITAL RATIOS
Tier 1 Leverage Ratio	9.6%	10.3%
Common Equity Tier 1 Ratio	12.3%	N/A
Tier 1 Risk-Based Capital Ratio	12.3%	13.3%
Total Risk-Based Capital Ratio	13.5%	14.6%